Exhibit 99.9

-----Original Message-----

From: Lybecker, Martin

Sent: Thursday, April 13, 2006 3:37 PM

To: ‘Bullard, Brian D.’

Cc: Miller, Barry D.; Gorman, Richard J.; Brenner, Joe; Weiss, Harry; Douglas J. Scheidt (E-mail)

Subject: RE: Call Today at 4:30 regarding NPK

Thank you for your professional courtesy in arranging for a telephone conference call and the dial-in information. Because of travel exigencies, Harry Weiss will not be able to attend, although Joe Brenner will.

You asked in your voice mail that we provide you with our questions in advance of the telephone call. Set forth below are the initial set of questions that we would like to discuss.

•	The Company intends to make a further public disclosure on this issue that is accurate, and that you believe is accurate, and we’re hoping for your assistance in helping us to do that.

•	To that end, are we correct in assuming that Brian’s 2/15/06 email still accurately reflects the staff’s position?

•     If so, is there a way to draft a narrative description that you will find to be accurate? What guidance can you give us on the shortcomings you saw in the last draft that we provided?

•      Alternatively, in order to be completely accurate, we could simply attach the 2/15/06 email (and the other correspondence) as an exhibit to a filing and let the correspondence speak for itself -- would that be preferable?

•	If the 2/15/06 email does not reflect your current position, what is your position?

•     If your current position is something other than the 2/15/06 email, is there any reason why it wouldn’t be accurate for the company to say that the 2/15/06 email was your prior position, and then describe your current position accurately?

Martin E. Lybecker
WilmerHale
2445 M Street N.W.
Washington, D.C. 20037 USA
(202) 663-6240
(202) 663-6363 (fax)
martin.lybecker@wilmerhale.com